Exhibit 99.1
Final Transcript
Feb. 19. 2008 / 5:00PM ET, HNSN — Q4 2007 HANSEN MEDICAL INC Earnings Conference Call
CORPORATE PARTICIPANTS
Kathy Waller
Hansen Medical, Inc. — Financial Relations Board
Dr. Fred Moll
Hansen Medical, Inc. — Co-Founder, CEO
Gary Restani
Hansen Medical, Inc. — President, COO
Steve Van Dick
Hansen Medical, Inc. — CFO
Dan Wallace
Hansen Medical, Inc. — Co-Founder, VP, Advanced Applications
CONFERENCE CALL PARTICIPANTS
Mike Weinstein
JPMorgan — Analyst
Glenn Reicin
Morgan Stanley — Analyst
Samier Huresh
Needham & Company — Analyst
Jason Wittes
Leerink Swann — Analyst
Jamie Luster
Sound Post — Analyst
Steve Ogilvie
ThinkEquity Partners — Analyst
Spencer Nam
Summer Street Research Partners — Analyst
Jose Haresco
Merriman Curhan Ford — Analyst
Ken Meade
Primary Funds — Analyst
PRESENTATION

Operator
     Good afternoon, ladies an gentlemen. Thank you for standing by, and welcome to the Hansen Medica, Inc. fourth quarter 2007 results conference call. During today’s presentation, all parties will be in a listen-only mode. (OPERATOR INSTRUCTIONS) This conference call is being recorded today, Tuesday, February 19th, 2008. This call is being recorded today, Tuesday, February the 19th, 2008. I would like to turn the conference over to Kathy Waller with Financial Relations Board. Please go ahead.

     Kathy Waller - Hansen Medical, Inc. — Financial Relations Board
     Perfect. Thank you, Mary. Good afternoon, everyone. Welcome to Hansen Medical’s 2007 fourth quarter conference call. With us today are: Hansen Medical’s Cofounder and Chief Executive Officer, Fred Moll, President and Chief Operating Officer, Gary Restani; Co-Founder and Vice President of Advanced Applications, Dan Wallace; and the company’s Chief Financial Officer, Steve Van Dick.

Before I turn the call over to management, please remember that our prepared remarks and responses to questions may contain forward looking statements. Words such as: may, will, should, expects, believes, estimates, targets, goals, could, and variations of these words and similar expressions are intended to identify forward looking statements that are subject to a number of risks and uncertainties, including but not limited to: statements about our expected financial results, the targeted numbers, locations and timings of placements of our Sensei systems, the timing and results of our future clinical studies; the receipt and timing of regulatory approvals; our manufacturing capabilities and results, and the timing of future product’s introductions.
Actual results may differ materially from those set forth in these statements, due to the risks and uncertainties inherent in our business including: potential safety issues, the scope of the potential use of our products, the scope of the validity of intellectual rights applicable to our products; competition from other companies, our ability to obtain additional financing to support our operations, our ability to successfully scale our manufacturing capabilities, our ability to successfully launch and market our products, and other risks that are are detailed in the risk factor section of our periodic SEC filings, including our current report on form 8K, filed with the SEC on January 23rd, 2008, and our registration statement on form S-3 filed on February 11th, 2008, in connection with the shares we issued in our recently completed acquisition of AorTx. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. With that, it’s now my pleasure to turn the call over to Hansen Medical’s Chief Executive Officer, Dr. Fred Moll. Fred?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
     Thank you, Kathy. Good afternoon, everyone, and thank you for joining us today. On today’s call, I will update you on the progress we’ve made during the fourth quarter in commercializing our Sensei technology and describe some recent steps we’ve taken to expand our business opportunity in advanced cardiovascular therapy. Gary Restani, our President and Chief Operating Officer, will then expand on commercialization efforts in the United States and Europe. Steve Van Dick, our Chief Financial Officer, will conclude with additional details about our financial results and will provide an outlook for 2008. After our prepared remarks, we’d be happy to answer any questions you may have.
I continue to be pleased with our efforts in bringing the Sensei robotic catheter system to market in both the U.S. and Europe. We’re encouraged by the demand for our system, and our expanding list of customer installations, we’re equally pleased with the level of usage from the systems we’ve installed to date. Our clinical experience is ramping quickly as more physicians are trained and become experienced with the benefits of the Sensei system. During the fourth quarter, we installed and recorded revenue on six Sensei robotic catheter systems, bringing our worldwide install base to 15 systems in just seven months, including nine in the U.S. and six in Europe. We’re very pleased with our 2,000 system shipments and that it exceeded the high end of the range we communicated to you during previous calls. Installation sites including both large university medical centers and community hospitals as well, which we believe highlights the broad appeal of our technology.
Of the installed sites which we have gained significant experience with our technology, several are now operating independently and no longer require the presence of our clinical support specialist. For Q4, we have seen approximately a 50% increase in the number of clinical cases reported over Q3. Our total clinical experience at the end of Q4, now stands at approximately 350 cases. Since some sites are now performing cases independently, we no longer have complete visibility into the number of procedures performed. Therefore in future earning calls we will transition from reporting clinical cases to reporting the number of Artisan catheters sold.
During the recent Boston AF meeting, we saw strong enthusiasm for our Sensei system as evidenced by the interest following the successful live case and the number of physicians that requested a private demonstration. Despite a three-fold increase in the number of demo units in our booth, we could not accommodate all the requests for private systems showings, consequently we will be reconfiguring our booth to increase the capacity for physician demos during the Heart Rhythm Society Meeting in San Francisco this May. We have made good progress during the quarter integrating the St. Jude EnSite system with Sensei. The integration feature will be marketed under the name of CoHesion. Over 50 physicians have had the opportunity to navigate a premarket version of the CoHesion module at the Boston meeting. In Europe, we have entered the limited market release phase and now have four sites installed with CoHesion. The early European feedback from these sites has been extremely encouraging.
During the first few CoHesion cases in Prague, Dr. Joseph [Kelsner] — with Dr. Joseph Kelsner, all pulmonary veins were isolated in less than 10 minutes of fluoroscopy time. We will continue this limited release with two additional sites in the U.S. once we receive FDA clearance. This clearance is anticipated during the second quarter. As I’ve discussed in the past, we’re committed to building clinical outcome data to demonstrate what we believe to be the benefits of the Sensei system. We now have three-month follow-up data on a series of 59 patients treated in Europe. The data is promising, showing an overall acute success rate for super ventricular tachycardias of 97%, and a chronic success rate of 83%. This includes both simple and complex arrhythmias, and the majority of these cases involve the treatment of both paroxysmal and chronic AF patients.

To continue building the clinical outcome data, we will be undertaking 100 subjects randomized study in Europe to compare the Sensei systems robotic navigation to conventional technique for the treatment of AFIB. We expect to commence the study by the end of this quarter.
In addition to this European initiative, we are currently in discussions with the FDA to define an appropriate IDE study to gather clinical data in support of attaining an expanded product labeling, which would include an ablation indication. With regard to our work in the area of interventional cardiology and vascular surgery, we continue to make progress in preclinical testing of our small diameter arterial catheter. There is persistent interest from interventional cardiologists, interventional radiologists and vascular surgeons to adapt our technology to help address challenges in their clinical practice. This reinforces our belief that robotic guidance for arterial catheters is a very compelling opportunity. As such, we have expanded our product development efforts in this area. This revises the development plan for the introduction of arterial product to the first half of 2009. This extended time line will not have an impact on our ability to deliver 2008 revenues and we believe it positions us extremely well for expansion into new applications in 2009.
The integration of AorTx into Hansen Medical is progressing as planned. We have committed 2008 revenues to test and validate the valve design as well as the integration into the Hansen delivery system. We are presently pursuing discussions with several candidate companies that is we believe would be natural partners to assist us in the development of the first robotically delivered percutaneous heart valve.
In summary, 2007 was a year of tremendous accomplishment for Hansen. We have achieved a number of of important milestones and invested heavily in our business, and manufacturing models so that we are poised to significantly expand the presence of our technology worldwide in 2008. As you know, we receive regulatory clearance somewhat earlier than expected in 2007. Our response was to immediately accelerate our commercialization strategy resulting in significant placements in the second half of the year. These placements surpassed our initial expectations for 2007 by a wide margin. We also made several key investments in our manufacturing organization, and secured important alliances with contract manufacturers, these alliances will allow us to augment the supply of Sensei systems and Artisan catheters to better meet 2008 demands. Gary will expand on our manufacturing initiatives in a few moments.
We believe our alliance with St. Jude Medical has provided the integration needed to allow our customers to more consistently and confidently navigate the Artisan catheter within the heart. From early reports, clinicians are able to complete procedures with vastly decreased levels of radiation exposure to the patient — to the physician and to the patient. As I mentioned, we’re pleased with our early experience with the cohesion module and look forward to commercial launch in the U.S. after receipt of FDA clearance. During 2007, we also identified potential clinical applications for Sensei technology outside of the EP market through the combination of internal programs and business development activities. We remain very excited about the future opportunity in vascular applications with small diameter catheters and believe that our percutaneous valve program will afford us a powerful position in structural heart disease. This concludes my prepared remarks. With that, I will now turn it over — the call over to Gary Restani for a closer look at some of our key operating activities.

Gary Restani - Hansen Medical, Inc. — President, COO
     Thank you, Fred. As Fred mentioned in his earlier remarks, during the fourth quarter, we recognize revenue on the sale of six systems, including four delivered to sites in the U.S. and two systems to Europe. In the United States our Sensei system installations included: Massachusetts General Hospital, the [Leahy] Clinic, both in the greater Boston area, University of Maryland and Mount Sinai Hospital in New York. Our European shipments during the fourth quarter consisted of a direct sale to Saint [George’s] Hospital in Germany and system sale to our Italian distributor, AB Medica. This unit is already designated for a key Italian hospital. As I have discussed previously, our commercialization strategy in the past was that of a measured release, intended to ensure the highest possible customer satisfaction by managing the important elements of physician training, clinical case support, installation, and field service. It is our belief that achieving excellence in these areas will lead to enhanced customer confidence in the Sensei system, also better procedure, outcomes for patients, and maximization of our long-term market opportunity.
In order to transition into full commercial release in 2008, the company made significant investments during the fourth quarter in several key areas, including manufacturing process improvements, manufacturing capacity expansion and our sales, marketing, clinical and service organizations. These investments will continue as we move into the first half of 2008 and are vitally important to maximize the company’s long-term productivity. I would like to give you more insight into a few specific investment areas.
First, let me address our investment in manufacturing capacity and capability improvements. Our growth dictated that we needed to increase our manufacturing capacity well ahead of the move to our new facility scheduled for the end of Q2, 2008. To that end, we reconfigured our current manufacturing space to allow us to triple the clean room operations required to produce, test and validate the Artisan catheter. Additional investments were made to transition what was a 100% operator dependent manufacturing model to a more process dependent manufacturing operation. This translated into more repeatability and predictability in our Artisan catheter manufacturing process, resulting in significant yield improvements and increased outputs. In fact, our Q3 yields were in the 50% range. However, our improvements allowed us to end the year with yields in the 80% range. Overall, these process improvements, head count physicians and facility investments have allowed us to more than double our output of Artisan catheters during the fourth quarter compared to the third quarter. We are confident that our process improvement initiatives in 2008 will continue to improve both both our throughput and reduce our cost of goods well into 2008 and 2009.
Secondly, we have continued to invest in our sales, marketing, clinical and field service organizations in order to support the increased usage and customer support that additional installations will generate. Over the last quarter, these organizations have grown from a combined total of 20 people to our current total of 31 people. Over the next few quarters we expect to continue our investment in these organizations and hire additional people to support our 2008 sales forecast.
Thirdly, we continue to increase our presence outside of the United States through expanding our distribution network with opportunities in central eastern Europe, France and Canada, to name a few. We also had a significant presence at four major trade shows throughout Europe in an effort to educate more customers about the benefits of our technology. Finally, as you know, we entered into an agreement with a contract manufacturer for the production of key electronic components for the Sensei system. Also, we recently agreed to work with a European contract manufacturer to provide us with custom subassemblies for the Artisan catheter. We are confident with the investments that we have put in place over the past few quarters to expand our manufacturing capacity. We have identified two indicators to help measure this progress.
Our first goal is to achieve a four-week safety stock or inventory level of Artisan catheters by the end of the first half of this year. We feel strongly that this level of inventory is required to fully support our customers and ensure our technology is readily available for as many procedures as possible. Our second goal is to bolster our system capacity from two to three units per month to five units plus per month. We expect to achieve these milestones by the end of Q2, and consequently, formally conclude our measured release programs. Overall, I’m extremely pleased with the operating momentum we have been able to generate throughout 2007, and in particular in the fourth quarter. Our field sales, clinical support, service and marketing organizations are are adequately staffed for the first half of 2008, and working in tandem with our customer sites to support an increasing clinical caseload.
We believe the momentum we have created in the market is due to the combination of the Sensei’s clinical capability and compelling economics. I look forward to an exciting year of expanding our presence worldwide and being able to quickly and efficiently meet our customer’s expectations. With that, I will now turn the call over to Steve Van Dick, our Chief Financial Officer, for a closer look at the fourth quarter financial details and our outlook for 2008.

Steve Van Dick - Hansen Medical, Inc. — CFO
     Thank you, Gary. I’m going to provide additional details on our fourth quarter financial results, including our income statement and balance sheet as well as our outlook for Sensei shipments for 2008. During the fourth quarter of 2007, we recorded revenue of $4.2 million on the sale of six systems and shipments of Artisan control catheters. The average selling price for the six systems was $634,000. Cost of goods sold totaled $4.2 million and included noncash stock compensation expense of $139,000. During the fourth quarter of 2007 cost of goods sold was impacted by higher direct labor costs, yield losses and cost to increase capacity and improve yield. This resulted in no gross profit for the period. But the company fully expects gross profit to improve significantly during 2008 as revenues grow and we realize improvements in operating efficiencies.
In reviewing the key expense line items in the income statement. Research and development expenses for the fourth quarter was $5.1 million. Included in the fourth quarter R&D expense was noncash stock compensation expense of $494,000. In the same period last year R&D expense was about $4.4 million, which included noncash stock compensation expenses of $289,000. Research and development expenses for the three months ended December 31st, 2006, included development stage manufacturing expenses of $700,000, and a credit to adjust inventory valuation of about $400,000. The remaining change in research and development expenses was due to increased prototype and material expenses and increased compensation related to higher headcount, necessary for our development of our Sensei system and the disposable Artisan control catheter for the electrophysiology market as well as other future applications. In addition to the increased noncash stock compensation expense.
The company anticipates research and development expenses to continue to increase in 2008 as we develop future applications and invest in a percutaneous aortic valve initiative. The selling, general administrative expenses during the fourth quarter was $7.9 million, and included noncash stock compensation expense of $1.4 million. This compares to SG&A expenses of $3.7 million in the same period in 2006, which included noncash stock compensation expense of $853,000. The increase in selling, general and administrative expenses due to increased compensation expenses related to higher head count necessary to support our continued growth, legal costs, the development of our intellectual property portfolio, and other IP and litigation legal related costs, as well as costs associated with being a public company, and increased employee and nonemployee noncash stock compensation expenses. The Company expects selling general administrative expenses to increase in 2008 as we continue to expand our sales and clinical support groups and continue to build our intellectual property portfolio.
In process, research and development expenses for the three months ended December 31st, 2007 were $11.4 million. There were no comparable expenses incurred during the same period in 2006. In November 2007, the company completed its acquisition of AorTx an early stage company developing heart valves, which may be delivered minimally invasively through the skin and blood vessels. The acquisition was accounted for as an acquisition of assets since the operations of AorTx did not meet the definition of a business as provided by the prevailing accounting standards. As such, the liabilities assumed were recorded at their estimated fair value during the fourth quarter. In addition, all of the acquisition costs were allocated among the relative fair value of the assets acquired and no good will was recorded as part of the transaction, therefore the transaction included the acquisition of in process research and development costs of $11.4 million, which were expensed immediately.
Other income net for the three months ended December 31st, 2007, was $545,000 compared to $410,000 over the same period in 2006. The increase was primarily due to higher interest income related to higher average cash and cash equivalents and short term investments, as a result of the completion of the company’s initial public offering on November 15th, 2006. Including total noncash stock compensation expense of $2 million and the additional $11.4 million of in process research and development expense, the net loss for the fourth quarter was $1.10 for basic and diluted share, based on an average basic and diluted shares outstanding of 21.7 million shares. This compares to a net loss of $7.7 million or $0.76 per basic and diluted share, based on an average basic and diluted shares outstanding of 10.2 million shares for the same period of 2006. Total noncash stock compensation expense in the fourth quarter of 2006 was $1.1 million.
Turning to the balance sheet, cash, cash equivalents and short term investments as of December 31st, 2007, were $48.6 million, compared to $89.9 million as of December 31st, 2006. The decrease is mainly due to the company’s normal operating expenses and $5.1 million related to the AorTx acquisition. We remain confident that we are sufficiently capitalized to execute our business plan for the remainder of 2008. Going into 2008, we see continued momentum in the demand for the Sensei system globally. In 2008 we are targeting annual system placements of between 44 to 50 systems. We also expect utilization of the Artisan catheters to remain strong throughout 2008. The 2008 outlook we just provided updates and supercedes an inadvertent and inaccurate report that appears in today’s “New York Sun” newspaper. I thank you for your attention, and at this time I’d like to turn it back over to Fred for some concluding remarks.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
     Thanks, Steve. I hope we have communicated to you our confidence in the opportunity for Hansen in 2008. We are seeing strong demand for the product in electrophysiology and are moving to expand our commercial opportunity into other vascular therapies. I will look forward to updating you on our progress in achieving our 2008 goals in the next number of months. At this time we’d like to open it up to questions. Operator?

     QUESTION AND ANSWER

Operator
     Thank you. And ladies and gentlemen, at this time, we will begin the question-and-answer session. (OPERATOR INSTRUCTIONS) And our first question comes from Mike Weinstein with JPMorgan, please go ahead.

Mike Weinstein - JPMorgan — Analyst
Good afternoon, gents, how are you doing?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Hi. Good.

Mike Weinstein - JPMorgan — Analyst

Let me pick up where you left off there, Steve, and I just want to talk a little bit about the commentary on 2008, I think most people will be encouraged by the expectations that you guys laid out there, which occur pretty much in line with our own. Could you just comment on how you see that ramping? How your manufacturing capabilities impact that in the first half of the year or not? And then in addition to the comments you made on system placements, how should we think about the experience curve, the degree to which you can identify at this point for someone who buys a Sensei system, is trained on the system and gets it up and running? What’s the ramp you’re seeing at this point for someone who’s been on a system now for six months or longer?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes, Mike, I’ve been — I’ll handle the first part of that, and then turn it over to Gary to talk about the customer cycle part of of it.

Mike Weinstein - JPMorgan — Analyst
Yes.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
I think we’re still in the early stages of our commercial launch. We’ve been active here, this is our basically our second full quarter of activity, and we’ve been able to move from four units in the second quarter to five in the third and sixth — six units in our fourth quarter. I think we’re going to continue, we would continue to expect to see a stair-step approach going into ‘08, and as a natural consequence of a stair step, you’re going to see obviously more units in the back half of the year than the front half.

Gary Restani - Hansen Medical, Inc. — President, COO
And Mike, if I can add, I think you mentioned manufacturing, is that still a factor. You’re going to see that become list of a factor as the year goes on, obviously. And in the first two quarters, it will be a small element of it. But as you heard me say, that at the end of the first half, I would — we officially announced that our measured release will be formally concluded. What that means is that we’ll be more demand driven in the latter half of the year, which falls exactly in line to Steve’s point of how the business ramps, at this early stage. Your other question, I believe, related to the customer, I guess, level —

Mike Weinstein - JPMorgan — Analyst
Yes. Experience, their own ramp on once they’ve gotten trained, what are the usage patterns?

Gary Restani - Hansen Medical, Inc. — President, COO
Right. As we’ve seen — first of all, we speculated when we started this project, that we would stay with the account anywhere from eight to 15 cases.

Mike Weinstein - JPMorgan — Analyst
Right.

Gary Restani - Hansen Medical, Inc. — President, COO
And for all intents and purposes that average is about right. We’re seeing that, as a matter of fact, we currently have three institutions, going to four, which will be virtually independent of our clinical specialist support. And others who have a more varied numbers of EPs, and depending on their cycling through the practice, we’ve been with them a little longer than others, so we’re still on some of those accounts. So early stages we believe we’re fairly — we understand the process extremely well, we’ve learned a lot, we’ve helped them develop procedure practice that helps them become more familiar with our system. No major surprises for us at this stage, so the progress that we see going-forward we believe will be,

I think favorable to us in the sense of number of utilization of cases. We’re not commenting on that as you saw, we’ve got visibility of to a point now, in future we’ll be talking to you about actual catheters shipped, and that should give you a good indication of actual activity.

Mike Weinstein - JPMorgan — Analyst
Gary, or Fred, can you talk a little bit about the visibility on placements? Obviously, you gave us guidance for this year, how good is your visibility on whatever today is, February 19th, on placements to the first half of the year, I would say? How good is your visibility on, alright, we have pretty good visibility on what the first half of the year is going to look like? Is that a fair statement or how would you characterize it?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes. I’m not sure how to answer, Mike. With the caveat we’re very clear, we’re not going to get into the backlog game. As I’ve said, we’re experiencing strong demand that we have obviously a long list of potential customers, that are in various stages of the order process, some of them are just interested in the technology and some are obviously a lot further down the line. And so we — although we got a — we haven’t been selling systems all that long, we have been out there for a significant period of time talking about the technology, and so we feel like we have pretty good clarity on where we are and what — how to execute to get to our goals in 2008.

Mike Weinstein - JPMorgan — Analyst
Okay. Let me just do a couple clarifications and I’ll let some others jump in.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Sure.

Mike Weinstein - JPMorgan — Analyst
Could you provide us with what the breakdown was between disposable and system revenues in the quarter? If you gave that out, I apologize, if I missed it. And then what was the average selling price of the system? Thanks.

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes, we really don’t provide — we’ve yet to provide that breakdown, the average selling price on the system for the fourth quarter was $634,000? And that’s the level of detail we’ve provided today, other than the last quarter, I think we did provide our average [ASP] for the disposal catheter which — the quarter came in at $1,700.

Mike Weinstein - JPMorgan — Analyst
Okay, great, I’ll jump back in the cue. Thanks, guys.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Thank you.

Operator
Thank you, our next question comes from Glenn Reicin with Morgan Stanley, please go ahead.

Glenn Reicin - Morgan Stanley — Analyst

Hi, folks, just some rapid fire follow-up questions to Mike. The ASP in the U.S. is what for the system?

Steve Van Dick - Hansen Medical, Inc. — CFO
The ASP in the U.S. was — for the fourth quarter was about $621,000.

Glenn Reicin - Morgan Stanley — Analyst
Okay. And then as we look into the first quarter are sales going to be up sequentially, in terms of system sales? Or do we have to wait until capacity expands at the end of the second quarter?

Steve Van Dick - Hansen Medical, Inc. — CFO
Well, one, we’re not commenting on quarterly — our quarterly numbers. But we’ve — we don’t feel that Q1 is going to be — based off what we think we’re going to be able to accomplish in Q1, manufacturing capacity is not going to be a constraint for our system placements.

Glenn Reicin - Morgan Stanley — Analyst
Okay. I just don’t understand what stair step means? Everything’s stair step. Does that mean steady, does that mean — I don’t quite understand what that means.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
I would interpret it as a gradual increase.

Glenn Reicin - Morgan Stanley — Analyst
Okay. And pretty straight line? Similar slope as the year progresses?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
I —

Glenn Reicin - Morgan Stanley — Analyst
That’s what a stair is, right? It’s sort of a similar slope.

Gary Restani - Hansen Medical, Inc. — President, COO
You have two factors, you have the fact that we are still an early stage company that is on a ramp. Also, the nature of capital equipment which I think you’re all very familiar with has a lumpiness to it. Our ability to — our ramp, I guess, stage now may take some of that lumpiness out, but it will be a progression front to back.

Steve Van Dick - Hansen Medical, Inc. — CFO
And I think, we feel very comfortable which is why we provide guidance to 44 to 50 systems for ‘08. But we’re not prepared to do right now is to provide a specific quarter by quarter blow of how we think they’re going to break out. And —

Glenn Reicin - Morgan Stanley — Analyst
Okay.

Steve Van Dick - Hansen Medical, Inc. — CFO
So we’re going to let you run with your imagination on that, Glenn.

Glenn Reicin - Morgan Stanley — Analyst
Okay. Fair enough. I’m not too imaginative, but — Let’s keep going here. You said gross margins improve, I should hope so. Can you get to 50% by ‘08.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
You like our statement of the obvious?

Glenn Reicin - Morgan Stanley — Analyst
Yes. Can you get to 50% in ‘08?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Can we get to 50% in ‘08? I think that’s a reasonable target to hit by the fourth quarter of ‘08.

Glenn Reicin - Morgan Stanley — Analyst
Okay. And then SG&A, you’re exiting the year at roughly a $32 million run rate. Is that what you expect for all of 2008?

Steve Van Dick - Hansen Medical, Inc. — CFO
Well, I mean, like we said in our statements that, when I was commenting on Q4 SG&A, we had $7.9 million. We are going to be making additional investments, investments in terms of people in our sales organization, when you look at SG&A, the G&A part of it is going to remain relatively — it’s going to be a very modest growth in that, but we will see some additional sales and clinical support people being added to the fourth quarter run rate numbers, probably more toward the back half of ‘08 or ‘08 than the early part.

Glenn Reicin - Morgan Stanley — Analyst
I’m just trying to understand this, because I thought we’d see a leveling off by now, and it’s been over $1.5 million of of sequential growth for the last few quarters, maybe just give us a sense of what we should be looking at in terms of increases in run rate, if it’s — if we’re already at $32 million, as a run rate, would this year come out at $35 million, $34 million.

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes, I — I know you’re going to try to tie my feet down to a number on this, and I —

Glenn Reicin - Morgan Stanley — Analyst

Damn straight.

Steve Van Dick - Hansen Medical, Inc. — CFO
I know. You’re working really hard on me here, Glenn. But I think we have to think of it that way. You have to look at adding the sales guys in toward the midyear end of year time frame, and think of a cost per sales guy, I think you can come up with what would be a reasonable number.

Glenn Reicin - Morgan Stanley — Analyst
Okay. I guess. So it’s really just the sales people? And you’re going to 30 — you said going from what to what? You had 31 today, so where are you going to?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, we see that again, the investment as you can imagine would be in-line with the growing install base. That’s where the trending will follow. It’s not that we’re going to double it January, February of this year, and it will continue to grow. But, yes, I think you’re going to see clinical sales people growing by — maybe by — we have 11 now, you may be seeing something like a 30% growth in those people and a 15% growth in actual sales people.

Glenn Reicin - Morgan Stanley — Analyst
Okay. I’ll try to work through something. And then when you talk about utilization, you said you don’t really comment on it, then you threw out a number like 10. If you go through just your numbers that you provided, you’re doing over 30 per center right now. 30 procedures per center per quarter, I think. So how do we look at that number going-forward? I mean, those are real procedures, it wasn’t just stocking. So how does that sort of — what do we do with that number going-forward, and how do we think about stocking of Artisan catheters?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Glenn, when you say 10, we’re not sure what you’re referring to.

Glenn Reicin - Morgan Stanley — Analyst
I thought you may have said 10 per quarter percent, or maybe I didn’t hear right.

Steve Van Dick - Hansen Medical, Inc. — CFO
No, that was not —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
That wasn’t intended to be said. I think Gary was commenting on in terms of a training and learning curve, that’s taking eight to 15, is kind of what we originally thought, and I don’t know if you’re referring to that.

Glenn Reicin - Morgan Stanley — Analyst
I guess so, I guess I didn’t hear right. So how should we be thinking about catheter sales? And how does that relate to the number of units that are placed right now? Are there any sort of benchmarks that you are shooting for or any kind of guidance you can give on that front.

Gary Restani - Hansen Medical, Inc. — President, COO

First, let me talk about it, I think the number, when I was saying eight to 15, that was a number of procedure where’s a physician was starting to feel comfortable with not requiring any further clinical support.

Glenn Reicin - Morgan Stanley — Analyst
Okay.

Gary Restani - Hansen Medical, Inc. — President, COO
So in the past, I think you’ve — the models were out there early on, demonstrated a utilization that we felt we exceeded significantly last year, we’re going to stay on that ramp, but to give you a number right now, we haven’t been given them any —

Steve Van Dick - Hansen Medical, Inc. — CFO
No, I mean, I think — unfortunately, with utilization is one of the toughest things until you get through the — until we get a few more quarters under our belt. Let’s help you piece together some of the puzzle that we have given you, not that we’re trying to be vague, even though it seems like we are. We told you we had about a 50% increase in cases done over Q4 over Q3, we reported Q3 cases at about 100, 101 cases. So you can get kind of an idea what the cases were that we delivered in Q4, and we had an installed base that went from nine to 15. And so, I think you can kind of work through a set of numbers to kind of reach the conclusions and then tilt it whichever way you want.

Glenn Reicin - Morgan Stanley — Analyst
Sure, okay.

Gary Restani - Hansen Medical, Inc. — President, COO
Okay.

Glenn Reicin - Morgan Stanley — Analyst
Thank you.

Steve Van Dick - Hansen Medical, Inc. — CFO
All right. Thanks.

Operator
From your next question comes from Ed Shanken with Needham & Company. Please go ahead.

Samier Huresh - Needham & Company — Analyst
Hi, guys. This is [Samier Huresh] for Ed. Hi. I wanted to ask a little bit about the cases you’re seeing to date. I think in the past, you’ve given us a breakdown on how many cases you completed, how many were right sided and many were atrial fibrillations.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO

Yes. We don’t have an exact breakdown, as you know, we’re not in a few centers. We no longer have a complete record of what cases are done. But, as far as — well, I guess Dan just handed me a number that says, we’ve done 201 atrial fibrillation cases.

Samier Huresh - Needham & Company — Analyst
That’s great. That helps. Thank you very much. Also, I wanted to ask a little bit on, as you reach full manufacturing capacity, what should we think about as far as ordering time lines and time to shipment?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, Samier, as we’ve indicated we’re graduating from a 90 to 120 day system order to ship time frame. And our goal is by the second half of ‘08, toward the second half — end of ‘08 we will be at a — our goal is to get to a 30 day order to ship. And as I said, at that second half, we will be relinquishing our measured release approach, and be virtually on demand — shipped to demand.

Samier Huresh - Needham & Company — Analyst
Okay, perfect. And when you do move to the new manufacturing facility — actually, before I do that, have you guys already begun validation manufacturing of that facility? Have you started bills in the new facility or where are we at this point?

Steve Van Dick - Hansen Medical, Inc. — CFO
No, I mean, a new facility is still basically an empty shell and we’re waiting for permits from the city to be able to begin construction. We’ve started some cutting of concrete, and some basic infrastructure work that we’re allowed to do before we get permits. And the phase one, which is the completion of our manufacturing area of the new facility, will be occurring in the mid-to-latter part of Q2. And given that we’re a 510(K) process, the validation of the cleaning room spaces is pretty straightforward. It’s basically a cleanliness, air particle testing and things, and there’s consulting firms that can work pretty rapidly at validating facilities, so it’s really not a long lead time item for us.

Samier Huresh - Needham & Company — Analyst
Okay. And you — do you feel like you can occupy the facility in the first half of ‘08?

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes, at the very end, yes. We’re looking at the manufacturing groups to be moving in the — in the latter part of the second quarter.

Samier Huresh - Needham & Company — Analyst
Okay. Perfect. And I just wanted to clarify, have you begun clinical studies for the extended invitations into ablation?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
No.

Samier Huresh - Needham & Company — Analyst
You haven’t started them yet. Okay. Do you have a time line on when you expect to begin that?

Gary Restani - Hansen Medical, Inc. — President, COO

We’re still — we just had early discussions with the FDA to talk about the outlook of what that’s going to look like, and we’re going to be submitting in the next 30 to 60 days and then start the process from there on in.

Samier Huresh - Needham & Company — Analyst
Thank you, guys.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Thanks.

Gary Restani - Hansen Medical, Inc. — President, COO
Thank you.

Operator
Thank you, your next question comes from Jason Wittes with Leerink Swan, please go ahead.

Jason Wittes - Leerink Swann — Analyst
Hi. Thanks a lot. If I look at your placement this quarter, was mostly at large centers. I’m not familiar with some of the over-seas centers, but I’m assuming those are also large centers, obviously the distributor is a separate case. But is that what we should expect during the initial phases at least, to the first half, that you’re going to be mainly focusing the larger centers? And then after that, can you give us an indication at how you gauge demand of the smaller centers that may do a fair amount of AF themselves?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, Jason, actually, if we did a little mapping of our first 15 placements, and there was an interesting article put out by one of your colleagues, not your direct colleague, but another analyst, the Sumner Group, that stated, size of hospital distribution, therefore number of Sensei systems in each of the distribution, for example, under 300 beds, this article stated that there was basically zero percent consideration for one of our systems, 300 to 500 beds was a 10% consideration, and over 500 beds, was 30% consideration. The good news is, that in the zero, where it was tagged as 0% consideration, under 300 beds, we already have three placements in that area of potential, under 300 beds, two in Europe, one here in the U.S. And in Europe, it’s interesting, you’ll see more — you won’t see only the big 500 bed hospitals utilizing this technology. Technology is applied in a broader array. Currently, in the U.S., that seems to be the play that the larger hospitals have a bigger number of our distribution. But we have been able to demonstrate placements in every one of those segments, not just the 500 bed or big teaching hospitals or the so-called early adopters.

Jason Wittes - Leerink Swann — Analyst
So you are are anticipating especially in the second half when you’re less time constrained, a lot of your placements are going to be into those smaller centers?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes, we expect that.

Gary Restani - Hansen Medical, Inc. — President, COO
Yes. We fully do.

Jason Wittes - Leerink Swann — Analyst
And, I mean, is there some kind of dependence on how much AF they do at present or is it more of a desire of how much AF they want to do in the future?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Well, I think it’s both. Obviously, the people that are doing a lot of AF are the more likely customers for this technology, but there’s an equal number that we believe are doing small amounts or no AF, and this technology is a way to either dramatically increase their volume in AF, because it gives them comfort. They can do chronics, paroxysmals and sort of a wide array of arrhythmia patients, or really put people — get people going who currently do not do the procedure or do it in very small volume, and giving them the skills to dramatically increase their volume. And so I think it’s a mix.

Jason Wittes - Leerink Swann — Analyst
Okay. That’s fair. That kind of fits in with what we’ve been hearing as well. I wanted to ask you, you’re targeting 30 days from order to placement. Is there also an amount of time required for patient to — I’m sorry, the center to actually accept the machine, or — and is it different in the U.S. and Europe in terms of accounting?

Gary Restani - Hansen Medical, Inc. — President, COO
It’s not so much an accounting issue quite frankly, Jason, of accepting. Once the order is it’s not so much an accounting, it’s availability of their staff to be trained and properly — and when to do the actual installation, even though our installation is a three to four hour installation, it still is more of a logistics issue, more so than a financing or accounting area.

Jason Wittes - Leerink Swann — Analyst
Well, do we assume that a center needs to be trained on — do at least eight or 10 of these, before they accept the system?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
No, they’re trained usually before we ship the system.

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes, right, and this is Steve. In terms of the — in terms of the revenue recognition requirements for us, it’s the same whether it’s in Europe or the U.S., which is that we have to ship and install the system, and then customer has to be trained in terms of how to use the system. And training is something that’s normally done before the system’s actually installed they get to the place where they can drive the system, because we send them to either a center of excellence or they go through a process which includes animal labs and watching someone do cases. And once they get trained in that way, because even under our FDA constraints, we — to ship them an Artisan catheter they have to be trained in the use of the system to be able to do that.

Jason Wittes - Leerink Swann — Analyst
Okay. One point of clarification, you may have said, but it wasn’t clear to me. The Artisan catheters can they be stocked or — I mean, bought in bulk, or are they sort of — are they put on consignment and you get revenue every time if one’s used?

Gary Restani - Hansen Medical, Inc. — President, COO

We don’t consign. We ship — they are bought and every center will buy the required amount based on their anticipated caseload, and it’s currently quite a just in time type of shipment, so there’s not a lot of stocking going on currently.

Jason Wittes - Leerink Swann — Analyst
Right.

Gary Restani - Hansen Medical, Inc. — President, COO
There may be some as hospitals get to learn their utilization curves and maybe go through different holiday periods, they’ll stock some, but there’s not a lot of stocking built into our number at this point.

Jason Wittes - Leerink Swann — Analyst
Can we assume once you get supply issues under control that people will stock, so potentially in the second half we will see some stocking of your accounts?

Steve Van Dick - Hansen Medical, Inc. — CFO
I think you’ll always see a little bit. But not a lot, because the current shelf life on a catheter is not that long, so there’s not going to be a lot of —

Jason Wittes - Leerink Swann — Analyst
Could you remind us again what that shelf life is?

Steve Van Dick - Hansen Medical, Inc. — CFO
The shelf life right now is six months, going to go to a year some time in the second half of ‘08.

Jason Wittes - Leerink Swann — Analyst
Okay, great, thanks a lot, guys.

Operator
Thank you. Your next question comes from [Jamie Luster] with [Sound Post]. Please go ahead.

Jamie Luster - Sound Post — Analyst
Hey, guys. I just wanted to clarify something on the procedures per system, I think. Someone says there’s 30 per quarter, but it seems closer to 10, does that sound closer to right, or 11 maybe per quarter?

Steve Van Dick - Hansen Medical, Inc. — CFO
Well, we —

Gary Restani - Hansen Medical, Inc. — President, COO

Here’s the problem. I’m sorry if I — Here’s the issue why. We’re not trying to be — we’re not trying to avoid the issue, the concern is, at this early stage with 15 systems, based on how many of them have been out for a long period — for a reasonable periods of time to get that statistical value. For example, of the 15 we’ve shipped, of the six that we’ve shipped in the last quarter, three of them were shipped in the mid-December time frame. If you do the math, you’re going to get a wrong utilization of this case, but once they’re in an account for a reasonable period of time, then you can start getting good utilization numbers. So that’s the concern. We’re not trying to avoid the answer, we’re just trying to get some good data and at the right time help you with the right utilization data. In areas where we’ve seen systems in place, our utilization is consistent and trending upward is the best way we can tell you now.

Jamie Luster - Sound Post — Analyst
Well, I mean, I don’t mean to — I mean, I guess I understand that. I actually, that’s the same question last quarter, and you said most of the five in the third quarter were shipped toward the end of the quarter then too, which I would imagine is just kind of the way things go. Are you saying the usage per — as you said procedures quarter over quarter went up 50%, and I would say your average machines went over — went up and it’s got to be closer to 100%. So my assumption would have been that the procedure volume went down, and maybe there’s some seasonality associated with that. But is that not the case, is it actually in the machines that were in the —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
— math is very difficult to do. We’re seeing a trend upwards in procedures, we’re also shipping new systems, and for that exact reason, we’ve told you how many procedures we’ve done. We’ve told you how many systems we’ve shipped. What we can’t correlate very well is usage per system because they’re being — because we’re growing the business and shipping new systems. So we’re not going to get into a prediction of how many catheters are used per system per week or month or quarter, until we have better data.

Jamie Luster - Sound Post — Analyst
Okay. Now, is that a change? I mean, I guess it seems like a change on the face of it. It seems like utilization is lower. Just generally —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
It’s not a true statement. It’s just not a true statement.

Jamie Luster - Sound Post — Analyst
Okay. Okay. And so the idea — the corporate philosophy to change the catheters shipped, is that going to give a better idea of utilization than procedure volume? What’s the difference between those two?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Okay, because we’re not aware of all procedures, we don’t have visibility on every procedure that is done. So we’re not going to be able to accurate — we’re always going to be low in reporting the procedures that we actually knew occurred. So a more accurate, we believe, because we don’t believe there’s a big stocking component to it, the more accurate way to report disposable units is to tell you exactly how many we sold. And that’s going to be more accurate than trying to estimate a procedure number that is — the further we go, the less accurate that’s going to be.

Jamie Luster - Sound Post — Analyst
Okay. And then you mentioned the training aspect, which I hadn’t thought about. Are there people actually at the account, is it full time or can one person kind of bounce around different accounts when the procedure’s scheduled to help them with the initial 10 or 15 procedures?

Gary Restani - Hansen Medical, Inc. — President, COO

It’s not a training. It is a clinical support, because the training would have been completed once the system was installed. So what happens is — you’re right, it could be one person may be there for that first week of cases, it could be another person there the other week. We do have regional now as our clinical specialists are building up, we have more regional focus by certain clinical specialists, so they become more familiar with one site versus another. But it’s not one person dedicated to only one site. So we provide this clinical support in order to allow them to get that learning curve and ramp of learning faster, but they would have already have been — they would have fulfilled their training obligation before they even got the shipment. It’s just to help them through the learning curve.

Jamie Luster - Sound Post — Analyst
Yes, but — I guess the — is that the same thing as the clinical sales force that you talked about earlier on?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, it’s the clinical support sales force, that’s correct.

Jamie Luster - Sound Post — Analyst
So going from 11 to 15 sales people is going to be able to support that training, even though you’re going from 15 to 60 systems?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
You forget that once we’re — we train the customer and once we train them, we’re done.

Gary Restani - Hansen Medical, Inc. — President, COO
For example, there’s already three sites now that don’t require a clinical sales specialist there, right? So that frees up those people that were handling that — those accounts are moving on to new accounts. And as the maturity of these accounts increase, you’re going to see that ability to move people out of one account which are more mature to new accounts. And so we believe the numbers that we have in play, which we had 11 clinical specialists at the end of 2007, can increase in 2008 will be — will suffice to meet our range that we covered with you in the outlook.

Jamie Luster - Sound Post — Analyst
Okay. So 15 clinical sales people can support 50 placements as a general rule. And going-forward beyond 2008 also that’s the right way to think about it.

Gary Restani - Hansen Medical, Inc. — President, COO
As we learn if it isn’t, we’ll be adding based on demand. But currently we feel that math works.

Jamie Luster - Sound Post — Analyst
Okay. And have you given any indication of the mix of the placements U.S. versus Europe, or there any way to think about — Should that stay roughly the same or will that change significantly?

Gary Restani - Hansen Medical, Inc. — President, COO

Yes, we’re not going to be able to give you that mix right now, because if you looked at it early on, there was a higher mix of Europe, and shifting toward the U.S., again, we’re early stage as we have another two or three quarters behind our belt, then we’ll be able to get a better indication of what that true mix will fall out to be.

Jamie Luster - Sound Post — Analyst
Okay, alright, guys, appreciate it.

Operator
Your next question comes from Steve Ogilvie, ThinkEquity Partners, please go ahead.

Steve Ogilvie - ThinkEquity Partners — Analyst
Thanks. Most of my questions have been asked. I want to know how long it takes a clinical and sales support person to get up to speed in terms of a new hire, three weeks, three months?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes. Good question. A pure sales person is about a three months cycle where we’re hiring a lot of experienced sales people in capital equipment capabilities, so from a sales person, that would be about the learning curve. From a clinical sales specialist, we think it’s more like a could be from a three to six, depending on their experience base. And that’s what we’ve been — that’s why the qualifications of these people are critical to us, and we provide very intensive training and making sure that they support the sites very effectively. So that’s been our experience right now.

Steve Ogilvie - ThinkEquity Partners — Analyst
Okay. Thanks, that was very helpful. And then the other question I had, I think you said you hope to start the 100 patient study in Europe this quarter for the randomization on AFIB. I guess you’re working on the study design right now, but would it be possible to see data by the end of this year?

Gary Restani - Hansen Medical, Inc. — President, COO
Are the — I’m just verifying with Dan, it would probably be Q2 next year.

Dan Wallace - Hansen Medical, Inc. — Co-Founder, VP, Advanced Applications
Yes, I think with the follow-up and the desire to collect a good chunk of data before presenting, I think it’s going to be next year.

Steve Ogilvie - ThinkEquity Partners — Analyst
And then the final question I have is, why do the study? It’s very hard to define the successful outcome. There’s a lot of controversy about that. A lot of the catheter companies have not even done studies. What’s your motivation behind the study?

Dan Wallace - Hansen Medical, Inc. — Co-Founder, VP, Advanced Applications
I think you point out something that’s very important is there is a lot of mixing in the way people report data, report outcomes and test for inducability. I think, largely, we believe that we can provide a good foundation of data for our customers to reference, even though they may not do cases exactly the same way or test the arrhythmia exactly the same way, that we can provide something that indicates how our system will work for them.

Steve Ogilvie - ThinkEquity Partners — Analyst
Okay. Great, thanks, guys.

Operator
Your next question comes from Spencer Nam with Summer Street Research Partners, please go ahead.

Spencer Nam - Summer Street Research Partners — Analyst
Thanks for taking my questions. Just wanted to ask you a few quick questions. In terms of burn rate, what kind of burn rate are we seeing right now. And is there any way we can get a sense of what that’s going to be for the next couple quarters?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
I think the next couple quarters we would expect the burn rate is going to remain relatively flat, go up possibly a little bit as we continue to make some of the investments in the SG&A area and a little bit in the R&D area. I think in terms of this quarter, given the AorTx acquisition, there was a $14 million cash burn, of which about $5 million of that came from AorTx. So from quarter to quarter, our burn rate from Q3 to Q4, went up about $1 million. And going forward, it’s going to begin to moderate a little bit as we get into the second half of ‘08. As we get into ‘08, you’re not going to see such significant increases in cash burn as you’ve been seeing during ‘07.

Spencer Nam - Summer Street Research Partners — Analyst
Great. Appreciate the details. On the sales and marketing with your sales reps, the clinical sales people, are they the ones who are essentially quarterbacking these sales? How does the actual sales process take place? Is it a combination of clinical sales people with the other sales people? Are the clinical sales people leading the process?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, it’s actually the reverse, we — the quarterback is the sales territory executive that gets the sales process moving, gets the order in house, and gets it ready for revenue recognition. And once it’s ready for installation, that’s when the clinical sales specialist takes over from a sense of being there on a case-by-case basis until the account gets that capability that they feel they don’t need any further support. And not only are they there to help, I guess, support the physician, but they’re also there to look at the flow of catheter usage and procedure usage, so we can learn from it, and help the patient improve the procedure, utilization with our Sensei system.

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes. Let me correct one thing, before I go on. The cash burn for Q4 was a little bit higher than expected. The actual total cash burn was $16.5 million.

Spencer Nam - Summer Street Research Partners — Analyst
Right.

Steve Van Dick - Hansen Medical, Inc. — CFO
About $5.1 million coming from AorTx. So I just wanted to make sure I didn’t leave that confused. That’s about an $11.4 million cash burn coming out of what we consider normal operations.

Spencer Nam - Summer Street Research Partners — Analyst
I appreciate that. And then just the competition side, what are you seeing out there with — give you a competitor right now, is there any — are you taking any share away from them? Any comment that you can make on that?

Gary Restani - Hansen Medical, Inc. — President, COO
Well, let me maybe put it this way. Our growth in the fourth quarter was slightly higher than we had predicted, and I think their growth was significantly lower than they had predicted. I guess to say that we are taking share at this early stage may be a reach, but I know we’ve been more than very competitive in the number of very key sites where we’ve come up with installations where previously was not expected.

Spencer Nam - Summer Street Research Partners — Analyst
So you are seeing some switchovers?

Gary Restani - Hansen Medical, Inc. — President, COO
Well, switchovers, I don’t know if I would term a switchover. Switchover to me would indicate — unit.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
I’ll put it this way, we were surprised at the competition’s comments about conditions in the marketplace. We’re seeing strong demand and we’re excited about what that demand is going to translate into with regard to results for 2008. And so you can’t comment on the competition, but feel like we are in a very good position, and feel like the market conditions are very favorable.

Spencer Nam - Summer Street Research Partners — Analyst
Great. Thanks very much.

Operator
Thank you. Your next question comes from Jose Horazco of Merriman Curhan Ford. Please go ahead.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Hi, Jose.

Jose Haresco - Merriman Curhan Ford — Analyst
Thanks for taking my questions. A couple of questions for you. Just touching on the sales cycle a little more, you’ve been in the market a couple quarters now, can you give us a sense of how the selling process qualitatively and quantitatively in terms of time may or may not have changed now that you’ve been out there and you’ve been with a couple very large conferences, in terms of how much time are you spending just telling people about the system versus what it can actually do? How has that changed for you guys?

Gary Restani - Hansen Medical, Inc. — President, COO
Yes, I’m just giving thought to your question. How has that changed? Well, early on, obviously, before we had FDA approval, we were on an awareness campaign. Then as we started to be able to demonstrate the system more and actually once we got approval promote the fact that we are approved for mapping, etc., and ablation in Europe. That allowed us to step up the intensity if you will of the selling process. What has changed? The demand to Fred’s point. We have not seen a diminishing in demand. We have seen that continues to be strong. Our ability — our goal is to get out in front of the selling cycle. We have a pipeline of opportunity that is we mind constantly every day, that go out well into the 12 to 18 month cycle. The closer they are to the current quarter, that’s where the focus is put on closing that sale, getting all the financial terms in place, and getting done. So the process has not changed quite frankly. We believe we have more opportunities than we had seven months ago, and that’s great. That just intensifies our ability to get out there and close that — or improve that close ratio.

Jose Haresco - Merriman Curhan Ford — Analyst
Okay. Fred, you had mentioned that you were expanding the focus of the [seven French] program. So that it’s going to fall in the first half of ‘09, can you give us a sense of how you’re expanding it, in terms of the number of catheters or just an indication it will be chasing now that it’s been pushed a little?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
So I can’t get into too much of the specifics there, but I’ll give you generally — a snapshot. What we’ve seen, we went out and we built some smaller catheters and been testing them, and then we’ve engaged a variety of interventionalists, interventional radiologists, and vascular surgeons in this process of understanding what the low hanging fruit might be, and the — with regard to use of robotics in vascular procedures. And the more we do, the more excited we get about it. And so we’ve — rather than try and push something out as quickly as we can, we see there’s a big opportunity here, and we’re — we’ve increased our focus. And a little bit of an increase in resources on developing this new platform in vascular, because we think it’s going to be a big story for the company. It’s going to take a little longer than if we just did it as quickly as possible. But we think it warrants the attention and investment, because we think there’s just a lot to do in the space.

Jose Haresco - Merriman Curhan Ford — Analyst
Is it fair to assume that we’ll see a number of catheters launch as part of the program that targets each of these different indications and surgeon sets?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes, I think it’s a reasonable way to think about our progression in this market, is we’re going to have a family of catheters. And I sort of liken it to days of intuitive, we had a variety of different instruments, our catheters are our instruments, you’re going to see a family of catheters, there won’t be lots and lots of them, but there will be a familiment, and because they are going to be pointed at different applications.

Jose Haresco - Merriman Curhan Ford — Analyst
Okay. Great, thanks.

Operator
And your next question is a follow-up from the line of Glenn Reicin with Morgan Stanley. Please go ahead.

Glenn Reicin - Morgan Stanley — Analyst
Hey, folks. Just a couple follow-up questions here. In terms of the systems you pledged so far —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes.

Jose Haresco - Merriman Curhan Ford — Analyst
— how many of them were Stereotaxis users? That’s something you had pointed to previously.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Let me see, I don’t have a precalculated total, but —

Glenn Reicin - Morgan Stanley — Analyst
Is it still the majority of your customers?

Gary Restani - Hansen Medical, Inc. — President, COO
No, no. Four in the U.S.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
And one in Europe.

Glenn Reicin - Morgan Stanley — Analyst
I’m sorry, say that again?

Gary Restani - Hansen Medical, Inc. — President, COO
Four in the U.S. and one in Europe.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
That’s just off the top of my head.

Glenn Reicin - Morgan Stanley — Analyst
Okay. That’s still a majority.

Gary Restani - Hansen Medical, Inc. — President, COO
Of 15?

Glenn Reicin - Morgan Stanley — Analyst
Oh, you’re talking about the total installed.

Gary Restani - Hansen Medical, Inc. — President, COO
Yes.

Glenn Reicin - Morgan Stanley — Analyst
Okay. Alright. And then when you look at this coming year and you’re thinking about mix, U.S. international, what do you think that is?

Gary Restani - Hansen Medical, Inc. — President, COO
As I tried to allude to earlier, our earlier experience if you looked at the mix in the first two quarters, it was almost 40% Europe. It will not persist that way. And as we get a broader base, after only three — or two and a half quarters to look at a percentage to be 40% or 30%, we’re not just quite there yet. So I think it will be a reasonable amount — portion of our business, but not — it won’t be in the same rate that we’ve experienced the first two quarters of the year, which is pretty high.

Glenn Reicin - Morgan Stanley — Analyst
Okay. And then when you start — well, what was the — what do you think the AorTx spending will be for 2008? I know I’m jumping around here, but —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
When we made the acquisition, we put a range of $3 million to $5 million. I think we can tighten that range a little bit. It’s probably going to be between $4 million to $5 million.

Glenn Reicin - Morgan Stanley — Analyst
Okay.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
For ‘08.

Glenn Reicin - Morgan Stanley — Analyst
Okay. Good. And then just final question, what was the nature of the seven French delay, and then when are we going to actually see some visibility on non — I’m sorry, nonvascular applications?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Well, Glenn, I wouldn’t characterize it as — you mean, delay in rolling out the story?

Glenn Reicin - Morgan Stanley — Analyst
Yes, the seven French catheter you’re hoping to get on the market in the second half of this year and first half of ‘09? What’s the nature of the redesign or — and what you’re trying to accomplish?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
We think there’s a lot to do with the platform, and it’s going to require — if we want to hit more than one specific procedure and we think there’s an opportunity to do that, it’s going to broaden the scope of the project. And so it’s more development, more software, and we have some pretty exciting changes to the catheter architecture that we think are going to take a little longer, but are going to, as I say, dramatically expand the capability, the platform into a variety of procedures.

Glenn Reicin - Morgan Stanley — Analyst
Okay. And then when do you think we — So you’re saying it’s really software related?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
It’s both software and catheter architecture related.

Glenn Reicin - Morgan Stanley — Analyst
Okay. Maybe we have to connect offline on what you’re trying to accomplish.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Okay.

Glenn Reicin - Morgan Stanley — Analyst
And then in terms of nonvascular applications, when can we get some disability on that front?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Right now, we’re not addressing nonvascular applications, so not at this time.

Glenn Reicin - Morgan Stanley — Analyst
Okay. Thank you.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Oh, I’m sorry. Were you talking about structural heart disease?

Glenn Reicin - Morgan Stanley — Analyst
No, I was actually thinking about nonvascular applications.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
That’s what I thought. Okay.

Glenn Reicin - Morgan Stanley — Analyst
Yes, you got it right. Thank you.

Operator

Thank you. Your next question comes from [Ken Meade] with Primary Funds, please go ahead.

Ken Meade - Primary Funds — Analyst
Good afternoon, gentlemen. I was wondering if you could talk about longer term, just kind of the gross margin structure of the system sales as you roll out your new manufacturing strategy, or your manufacturing strategy evolves, I guess would be better said. And then if I could just clarify where you think your gross margins would be a longer term more in the consumables.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
We’ve consistently said, as we get in the out years, as the volume ramps up appropriately, we really feel we can get blended margins in the mid-[60s], which would — to do that, means that the system margins are going to be in the — probably the low [60s] and that the consumables are going to be more in the high [60s], low [70s].

Ken Meade - Primary Funds — Analyst
I’m surprised they’re that close in margin structure. I didn’t — and how far out do you expect a target like that? Are we talking 2010 or —

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
— talking about probably late 2009.

Ken Meade - Primary Funds — Analyst
And I don’t — I notice that you don’t break out service revenues. I mean, isn’t there a service component here?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Yes, there will be a service component but there’s no service component today.

Gary Restani - Hansen Medical, Inc. — President, COO
We have service, field service people in play, we have six people out there currently.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
First year, most of the orders come with — most people elect to buy the system such that the first year of service is free.

Ken Meade - Primary Funds — Analyst
Understood. Okay.

Gary Restani - Hansen Medical, Inc. — President, COO
And there’s a five-year —

Ken Meade - Primary Funds — Analyst

Okay. And when I think about the — just moving down the income statement. When I think about the variation between sales, or SG&A and sales of units, how should I think about that relationship as you ramp your sales — your system sales?

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Well, I think early on you’re going to see that we’re going to have to make the investments in front of the revenue ramp. And I think you kind of saw that in Q4, and that’s going to moderate as we go through ‘08.

Ken Meade - Primary Funds — Analyst
Okay. And you mentioned as some additional R&D spending , is that going to be on top of the uncurrent run rate that we see?

Steve Van Dick - Hansen Medical, Inc. — CFO
Yes, I mean the AorTx R&D spend that we specifically talked about will be on top of — we only had AorTx for basically four to five weeks in Q4. So that’s been really not reflected in Q4 run rates, and so that will be fully reflected in Q1 run rates.

Ken Meade - Primary Funds — Analyst
And just moving to the balance sheet real quick, sources of cash outside of your cash and equivalents on the balance sheet. Do you have credit lines or can you discuss anything —

Steve Van Dick - Hansen Medical, Inc. — CFO
We do not have any credit lines.

Ken Meade - Primary Funds — Analyst
You don’t have any credit lines. So you just go back to the public equity market for —

Steve Van Dick - Hansen Medical, Inc. — CFO
We had a facility which we’ve already — we had a facility in ‘08 that we utilized fully at the end of — I mean, in ‘05 — 2005 that we utilized fully in ‘06 and we’re just in the process of paying that down.

Ken Meade - Primary Funds — Analyst
Will that cover CapEx expansion plans on the manufacturing side?

Steve Van Dick - Hansen Medical, Inc. — CFO
No, that fully utilized facility that’s just in a pay back mode.

Ken Meade - Primary Funds — Analyst
Okay, great, thanks very much. I appreciate your time.

Gary Restani - Hansen Medical, Inc. — President, COO

Thank you.

Operator
Thank you. And, ladies and gentlemen, that’s all the time we have for questions and answers today. At this time I’ll turn it to Fred Moll for closing comments.

Dr. Fred Moll - Hansen Medical, Inc. — Co-Founder, CEO
Thank you very much for your attention, and appreciate your interest in Hansen Medical. I look forward to speaking to you again in a few months.

Operator
Thank you. Ladies and gentlemen, that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference, please dial into 303-590-3000, or 1-800-405-2236, and enter the access code of 11108667 followed by the pound sign. We thank you for your participation, and at this time you may disconnect.